Exhibit 99.1

Press Release dated January 19, 2006

WESCORP PROVIDES FOURTH QUARTER FLOWSTAR SALES UPDATE & EXPECTS STRONG GROWTH THROUGH 2006

EDMONTON, ALBERTA – January 19, 2006 – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that fourth quarter 2005 sales from its Flowstar Technologies Inc. division were stronger than expected; and that early purchase orders for DCR-1000 technology in 2006 indicates that the division should realize significant growth that is expected to accelerate throughout the year.

Subject to year-end adjustments, unit and component sales remained strong through the fourth quarter indicating that year-end 2005 should be up approximately 89% compared to fiscal year-end 2004. Based on purchase orders received to date and estimates of orders pending, Flowstar sales growth in 2006 is expected to exceed the 89% realized between 2004 and 2005 by a significant margin, and that the division should become cash-flow positive within the first half of 2006.

Fourth quarter sales strength and anticipated 2006 growth are being attributed to:

•	Increasing confidence in the reliability and accuracy of DCR-1000 technology by existing clients
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Increasing recognition that Flowstar is one of the most flexible suites of metering technology to cost-effectively upgrade and enhance remote well monitoring, data processing and data retrieval capabilities of producers within new and existing field systems and network infrastructure

•	An expansion of our sales force and field technician team
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Increasingly larger purchase orders being received from existing clients with some dedicating entire natural gas and coal-bed methane (CBM) field production projects to use Flowstar metering applications exclusively

•	Unsolicited referrals from existing clients to working partners and associated companies

Other factors expected to contribute to the growth of Flowstar sales in 2006 are:

•	Increasing sales into the rapidly expanding CBM market in Canada and the US
•	Further expansion of our sales force and production capacity in Canada
•	The appointment key executives to establish operations and distribution infrastructure in the US
•	Further certification of DCR technology by state energy regulators
•	Commercial introduction of the Flowstar Differential Pressure (DP) Cell module
•	Pending third party verification of Flowstar’s superior accuracy in wet gas applications
•	Expansion of the Flowstar leasing and rental program

Commenting on the fourth quarter, Wescorp President & CEO Doug Biles stated, “We are very encouraged with the direction Flowstar sales have been taking. DCR-1000 sales were strong through what is traditionally a slow year-end period. Early orders in 2006 indicate we are entering an aggressive upward trend with increasing sales to coal-bed methane and wet-gas producers contributing significantly to our growth. We have already received purchase orders from one client that alone could exceed all our sales for of fiscal 2005. While we don’t expect all orders to be that large, average orders are getting bigger which should result in 2006 becoming an exceptional year for our Flowstar Technologies division.”

Flowstar’s increasing penetration into the coal-bed methane market is testament to the advantages its turbine-based technology provides over orifice plate-based metering devices in measuring low-pressure output and production differentials that characterize CBM fields. Its low field profile and small installation footprint are also being cited as competitive differentiators which collectively are positioning Flowstar Technologies to become a major supplier to the CBM production market.

Conventional natural gas drilling activity in Canada is estimated to be 25,000 wells in 2006 which includes 3000 CBM drilling wells which are projected to increase to 5400 wells annually in 2007.

About Wescorp

Wescorp Energy Inc. is a venture capital firm specializing in the acquisition of strategic pre-commercial energy-related infrastructure technology. We takes a “hands-on” approach to developing technology through to commercialization and then accessing the industry relationships, management expertise and financial resources needed to profitably market our solutions to global energy production and services markets. Wescorp shares trade on the OTCBB under the symbol "WSCE."

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

Nino Plava,

Vice-President Investor Relations & Corporate Communications

Wescorp Energy Inc.

Toll-free:	1-877-247-1975
Direct:	1.403.999.9916
Email:	nplava@wescorpenergy.com
Website:	www.wescorpenergy.com